Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Keil Decker
(212) 299-2209
Media Contact:	Anu Ahluwalia
(212) 299-2439

NYMEX HOLDINGS REPORTS RECORD FOURTH QUARTER AND FULL YEAR RESULTS

•	Fourth Quarter Diluted EPS of $0.67 on Revenue Increase of 38%

•	Record 2007 Diluted EPS Of $2.52, Excluding One-Time Charge

•	Record 2007 Volume Averaged 1.485 Million Contracts Per Day, Up 25%

New York, N.Y., February 1, 2008 — NYMEX Holdings, Inc. (NYSE: NMX), parent company of the New York Mercantile Exchange, Inc. (NYMEX), today reported that total operating revenues for the fourth quarter ended December 31, 2007 rose 38% to a record $172.6 million compared to $124.8 million for the fourth quarter 2006. Net income for the fourth quarter 2007 increased 50% to a record $63.5 million compared to $42.3 million for the fourth quarter 2006. Diluted earnings per share for the fourth quarter 2007 were $0.67, based on 94.9 million shares outstanding, compared to $0.48, for the fourth quarter 2006 based on 87.6 million shares outstanding.

For the year ended December 31, 2007, NYMEX reported record total operating revenues of $673.6 million, a 35% increase from $497.2 million for 2006. Net income rose 45% to $224.0 million versus $154.8 million in 2006. Excluding the one-time charge related to Optionable, Inc., in the second quarter of 2007, net income increased 54% to $238.8 million for the full year. Diluted earnings per share were $2.36 versus $1.90 in 2006, based on 94.9 million and 81.5 million shares outstanding, respectively. Excluding the one-time charge, diluted earnings per share for the full year was $2.52.

The Board of Directors approved a regular quarterly dividend of 10 cents per share to shareholders of record as of March 3, 2008, payable on March 28, 2008.

NYMEX Chairman Richard Schaeffer said, “We delivered a strong year of operating performance and profitability as we continued to execute on our strategic goals. Throughout the year we delivered dramatic volume growth through the successful adoption of electronic trading of our markets, while also expanding into new markets and establishing important alliances, such as the launch of our leading Dubai Mercantile Exchange (DME) joint venture in June. Our recent purchase of 15% stake in Imarex ASA, a leading Norwegian freight derivatives exchange, represents an important expansion into the substantial European derivatives market. In addition, we are proud of our leadership in creating The Green Exchange venture, which we expect will become the primary exchange for environmental markets contracts. We remain focused on expanding our distribution internationally, developing innovative product offerings and new ventures, and continuing to deliver profitable growth to shareholders.”

NYMEX President and Chief Executive Officer James E. Newsome stated, “We improved profitability in 2007 through our expense reduction program and achieved a record 71% pre-tax margin for the fourth quarter and 65% pre-tax margin for the year. NYMEX continued to set multiple single-day electronic trading volume records on the CME Globex® electronic trading platform, as well as numerous volume and open interest records in our benchmark contracts. Our product innovation continues to lead the industry with the listing of electronic options on futures, carbon emissions, uranium, catastrophe risk futures, and the growing Oman Sour Crude contract, which now dominates Middle Eastern crude oil volume and open interest.”

Fourth Quarter Results

Clearing and transaction fees rose 38% for the fourth quarter 2007 to $144.9 million compared to $104.8 million for the year ago period. Market data fees increased 50% for the fourth quarter 2007 to $24.6 million versus $16.4 million for the fourth quarter 2006.

Average daily volume was 1.539 million contracts during the fourth quarter 2007, a 28% increase over the fourth quarter 2006. NYMEX electronic trading volume on CME Globex averaged 703,673 contracts per day and represented a 91% increase over fourth quarter 2006 electronic trading volume. NYMEX floor-traded energy futures and options averaged 228,678 contracts a day for the fourth quarter 2007 versus 362,259 contracts per day for the same period of 2006. COMEX electronic trading volume on CME Globex averaged 147,017 contracts per day, an increase of 819% over fourth quarter 2006 average daily electronic trading volume of 16,197 contracts.

NYMEX launched side-by-side trading of physically delivered futures for its COMEX division metals on CME Globex during open outcry hours on December 3, 2006. COMEX metals open outcry average daily volume was 42,095 contracts for the fourth quarter 2007 versus 75,790 contracts per day for the same period in 2006. Average daily volume on NYMEX ClearPort was 310,175 contracts in the fourth quarter 2007 as compared to 301,994 contracts in the same period of 2006. The remaining average daily volume of 107,400 contracts per day consisted of other transactions, which include position transfers and exchanges.

Total operating expenses, excluding direct transaction costs of $23.7 million, were $40.6 million for the fourth quarter 2007 compared to $38.5 million for the same period in 2006. Results for the fourth quarter 2007 included an additional $1.4 million of severance related to the Company’s enterprise efficiency plan announced on November 1, 2007, while expenses in the fourth quarter 2006 were below their normal run-rate due to year-end adjustments of bonuses and other accruals.

Income before provision for income taxes was $110.6 million for the fourth quarter 2007 compared to $72.5 million for the fourth quarter 2006. Pre-tax margin, defined as income before provision for income taxes divided by operating revenues, investment income and interest income from securities lending (net of interest expense/fees from securities lending and direct transaction costs) was 71% in the fourth quarter 2007 compared to 64% in fourth quarter 2006.

Full Year 2007 Results

Clearing and transaction fees rose 35% for the year ended December 31, 2007 to $565.8 million compared to $419.7 million in 2006. Market data fees were $96.0 million for 2007 versus $63.6 million in 2006, an increase of 51%.

Average daily volume for 2007 was 1.485 million contracts, a 25% increase over 2006. NYMEX electronic trading volume on CME Globex averaged 649,552 contracts per day which represented a 234% increase over 2006 electronic trading volume. NYMEX floor-traded energy futures and options averaged 260,160 contracts a day in 2007. COMEX electronic trading volume on CME Globex averaged 113,509 contracts per day, an increase of 755% over 2006 average daily electronic trading volume. COMEX metals open outcry average daily volume was 43,852 contracts a day in 2007. Average daily volume on NYMEX ClearPort was 335,460 contracts in 2007, up from 313,953 contracts in 2006. The remaining average daily volume of 82,226 per day consisted of other transactions, which include position transfers and exchanges.

Total operating expenses for 2007, excluding direct transaction costs of $96.8 million, decreased to $167.2 million versus $174.4 million in 2006, driven primarily by the Company’s cost cutting initiatives.

Income before provision for income taxes was $394.8 million for 2007 compared to $278.9 million in 2006. Excluding the one-time charge, income before provision for income taxes was $420.7 million. Pre-tax margin was 65% in 2007 compared to 60% in 2006. Excluding the one-time charge, pre-tax margin in 2007 was 70%.

For the full year 2007, the Company declared dividends totaling $128.4 million, or $1.36 per common share, which included a special, one-time dividend per share of $1.05.

Investor Conference Call / Webcast Details

NYMEX will hold a conference call to discuss 2007 fourth quarter and full year results today, February 1, 2008 at 8:00 AM Eastern Time. Those wishing to participate in the conference call can dial (888) 396-2369 (U.S. and Canada) or (617) 847-8710 (International) using the confirmation code 15861611. A live audio webcast of the call will also be available on the Investor Relations section of the NYMEX website at http://investor.nymex.com. An archived version of the conference call will be available within approximately 90 minutes of the conclusion of the call.

About NYMEX Holdings, Inc.

NYMEX Holdings, Inc. (NYSE:NMX) is the parent company of the New York Mercantile Exchange, Inc., the world’s largest physical commodities exchange, offering futures and options trading in energy and metals contracts and clearing services for more than 350 off-exchange contracts. Through a hybrid model of open outcry floor trading and electronic trading on CME Globex® and NYMEX ClearPort®, NYMEX offers crude oil, petroleum products, natural gas, coal, electricity, gold, silver, copper, aluminum, platinum group metals, emissions, and soft commodities contracts for trading and clearing virtually 24 hours each day. Further information about NYMEX Holdings, Inc. and the New York Mercantile Exchange, Inc. is available on the NYMEX website at http://www.nymex.com.

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Forward Looking and Cautionary Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to our future performance, operating results, strategy, and other future events. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, and similar words and terms, in connection with any discussion of future results. Forward-looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in forward-looking statements. In particular, the forward-looking statements of NYMEX Holdings, Inc. and its subsidiaries are subject to certain risks and uncertainties including the following: the success and timing of new futures contracts and products; changes in political, economic, or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including without limitation, actions by the Commodity Futures Trading Commission; the outcome, including the timing of any outcome, of the preliminary discussions regarding the potential acquisition of NYMEX Holdings, Inc. by CME Group, Inc.; and terrorist activities and international hostilities, which may affect the general economy as well as oil and other commodity markets. We assume no obligation to update or supplement our forward-looking statements.

(Tables Follow)

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Operating Revenues
Clearing and transaction fees	$144,930	$104,765	$565,756	$419,731
Market data fees	24,559	16,416	95,951	63,637
Other, net	3,092	3,589	11,897	13,881

Total operating revenues	172,581	124,770	673,604	497,249

Operating Expenses
Direct transaction costs	23,737	18,160	96,842	49,742
Salaries and employee benefits	20,609	16,726	81,660	76,772
Occupancy and equipment	5,648	5,788	22,501	28,255
Depreciation and amortization, net of deferred credit amortization	3,359	3,597	13,776	15,167
General and administrative	4,980	4,471	19,212	19,670
Professional services	3,044	3,729	16,311	14,540
Telecommunications	1,364	1,350	5,740	6,104
Marketing	1,175	1,019	5,573	5,439
Other expenses	400	1,785	2,463	8,501

Total operating expenses	64,316	56,625	264,078	224,190

Operating income	108,265	68,145	409,526	273,059
Non-Operating Income and Expenses
Investment income, net	5,634	7,129	23,347	12,879
Interest income from securities lending	11,460	32,270	91,908	130,184
Interest expense/fees from securities lending	(10,367)	(31,819)	(88,203)	(127,254)
Interest expense	(1,586)	(1,620)	(6,425)	(6,620)
Losses from unconsolidated investments	(2,764)	(1,561)	(35,371)	(3,329)

Total non-operating income and expenses	2,377	4,399	(14,744)	5,860

Income before provision for income taxes	110,642	72,544	394,782	278,919
Provision for income taxes	47,142	30,233	170,743	124,118

Net income	$63,500	$42,311	$224,039	$154,801

Proforma weighted average common shares outstanding and earnings per share retroactively adjusted to reflect the 90,000-for-1 recapitalization on March 14, 2006:

Earnings per Share
Basic	$0.67	$0.48	$2.37	$1.90

Diluted	$0.67	$0.48	$2.36	$1.90

Weighted Average Number of Common Shares Outstanding
Basic	94,594,000	87,603,000	94,489,000	81,504,000
Diluted	94,925,000	87,603,000	94,856,000	81,504,000

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited) December 31, 2007	December 31, 2006
Assets
Cash and cash equivalents	$3,296	$18,631
Collateral from securities lending program	847,581	2,547,312
Marketable securities, at market value	461,582	485,581
Clearing and transaction fees receivable, net of allowance for member credits	38,443	32,853
Prepaid expenses	8,786	7,009
Margin deposits and guaranty funds	170,192	17,052
Other current assets	29,113	10,238

Total current assets	1,558,993	3,118,676

Property and equipment, net	176,471	183,193
Goodwill and indefinite-lived intangible asset	307,125	307,125
Long-term investments	178,036	3,008
Other assets	7,121	11,929

Total assets	$2,227,746	$3,623,931

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$15,723	$14,854
Accrued salaries and related liabilities	17,107	13,688
Payable under securities lending program	847,581	2,547,312
Margin deposits and guaranty funds	170,192	17,052
Income tax payable	—	4,984
Other current liabilities	31,122	35,019

Total current liabilities	1,081,725	2,632,909

Grant for building construction deferred credit	104,021	106,166
Long-term debt	77,464	80,281
Retirement obligation	12,038	12,367
Other liabilities	23,962	17,286

Total liabilities	1,299,210	2,849,009

Total stockholders’ equity	928,536	774,922

Total liabilities and stockholders’ equity	$2,227,746	$3,623,931

Non-GAAP Reconciliation

The Company evaluates its financial performance using various measures. One measure is to exclude one-time gains and losses from its results to arrive at a pro forma earnings per share amount. Pro forma earnings per share is a non-GAAP (generally accepted accounting principles) performance measure, however, the Company believes that it is useful to assist investors in gaining an understanding of the trends and operating results of the Company’s business. Pro forma earnings per share should be viewed in addition to, and not in lieu of, the Company’s reported results under U.S. GAAP.

During the second quarter of 2007, the Company recorded a one-time charge related to its investment in Optionable, Inc. of appoximately $26.0 million that was recorded in losses from unconsolidated investments under the caption “Non-Operating Income and Expenses” on its consolidated statements of income. The following is a reconciliation of U.S. GAAP results to pro forma results for the periods presented:

	(in thousands, except share amounts)

	Three Months Ended December 31, 2007	Year Ended December 31, 2007
Net income	$63,500	$224,039
Add: Impairment loss on investment in Optionable	—	25,962
Less: Effective tax rate benefit of impairment loss on investment in Optionable	—	11,229

Pro forma net income	$63,500	$238,772

Earnings per common share on net income:
Basic	$0.67	$2.37

Diluted	$0.67	$2.36

Pro forma earnings per common share on pro forma net income:
Pro forma basic	$0.67	$2.53

Pro forma diluted	$0.67	$2.52

Weighted average common shares outstanding:
Basic	94,594,000	94,489,000

Diluted	94,925,000	94,856,000

Q4 2007 Earnings Release Table

	Q4 2007	Q3 2007	Q2 2007	Q1 2007	Q4 2006
Trading Days	64	63	63	61	62

Average Daily Volume (round turns, in thousands, difference is due to rounding)

	Q4 2007	Q3 2007	Q2 2007	Q1 2007	Q4 2006
NYMEX Floor	229	229	257	330	362
NYMEX Electronic	704	687	608	597	368

COMEX Floor	42	36	42	56	76
COMEX Electronic	147	114	101	90	16

NYMEX ClearPort	310	351	309	373	302

Other	107	74	79	68	75

Total	1,539	1,491	1,396	1,513	1,199

Gross Clearing and Transaction Revenue (in thousands)

	Q4 2007	Q3 2007	Q2 2007	Q1 2007	Q4 2006
NYMEX Floor	$21,517	$20,824	$19,966	$23,664	$24,497
NYMEX Electronic	54,243	54,285	50,520	43,271	24,953

COMEX Floor	3,948	3,072	3,249	4,244	5,795
COMEX Electronic	14,572	10,786	9,791	8,253	2,000

NYMEX ClearPort	38,217	46,905	44,281	49,609	38,837

Other	12,433	9,387	9,583	9,136	8,683

Total	$144,930	$145,259	$137,390	$138,177	$104,765

Net Rates Per Contract

	Q4 2007	Q3 2007	Q2 2007	Q1 2007	Q4 2006
NYMEX Floor	$1.47	$1.45	$1.23	$1.18	$1.10
NYMEX Electronic	0.92	0.97	1.02	0.89	0.70

COMEX Floor	1.46	1.34	1.24	1.25	1.23
COMEX Electronic	1.26	1.16	1.19	1.20	1.99

NYMEX ClearPort	1.51	1.67	1.72	1.66	1.58

Other	1.81	2.02	1.92	2.19	1.88

Total Net RPC	1.23	1.28	1.29	1.24	1.17

Direct Cost	0.24	0.27	0.28	0.26	0.24

Gross RPC	$1.47	$1.55	$1.56	$1.50	$1.41